Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Xoom Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-186770 and 333-194072) on Form S-8 of Xoom Corporation of our report dated February 27, 2015, with respect to the consolidated balance sheets of Xoom Corporation and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of Xoom Corporation.

/s/ KPMG LLP

San Francisco, California

February 27, 2015